Marshall & Ilsley Corporation MiNotes

PRICING SUPPLEMENT

Preliminary Pricing Supplement Dated: 2/20/2008	Rule 424(b)(3)
(To Prospectus Supplement Dated January 23, 2008 and Prospectus Dated November 6, 2007)	File No. 333-147162
Pricing Supplement No. 003

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 2/25/2008

Issue Date:  2/28/2008

Agents: Merrill Lynch, Pierce, Fenner & Smith Inc.; Citigroup Global Markets, Inc.; Edward D. Jones & Co, L.P.; InCapital LLC; Morgan Stanley & Co. Incorporated; UBS Securities LLC; Wachovia Capital Markets, LLC

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB-ORDINATED	INTEREST RATE
57183WAA6	6,975,000	100.000%	2.5%	6,800,625	Senior	6.20%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR’S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Quarterly	5/28/2008	2/28/2028	Yes	Yes	See below

Option Redemption: The MiNotes will be subject to redemption at the option of Marshall & Ilsley Corporation, on the Interest Payment Date occurring on February 26, 2010 and on each Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the MiNotes, plus any accrued and unpaid interest thereon.  See “Description of Notes – Redemption and Repayment” in the prospectus supplement referred to above.